Exhibit 2.0

Certificate of Merger
State of Delaware
Secretary of State
Division of Corporations
Filed 11:39 A.M. 07/25/2001


                              CERTIFICATE OF MERGER

         Pursuant to the provisions of the Nevada Revised Statutes and Delaware General Corporation Law, the undersigned corporations hereby submit the following Articles of Merger for filing for the purpose of merging Z.KIDNETWORK.COM, INC., a Delaware corporation ("ZKID DELAWARE"), into ZKID NETWORK COMPANY, a Nevada corporation ("ZKID NEVADA").

                                    ARTICLE I

         The Plan of Merger provides for merging ZKID DELAWARE into ZKID NEVADA. It has been approved, adopted, certified, executed and acknowledged by each of the corporations in accordance with the laws of Nevada and Delaware. The plan of merger is on file at the principal place of business of ZKID NEVADA which is 445 East Erie St., Suite 106, Chicago, IL 60610. A copy of the agreement of merger will be furnished on request and without cost to any shareholder of any corporation that is a party to the merger.

         A.       ZKID DELAWARE was organized under the laws of Delaware.
         B.       ZKID NEVADA was organized under the laws of Nevada.

                                   ARTICLE II

         The merger was duly approved by the unanimous consent of the directors of ZKID NEVADA and ZKID DELAWARE. The shareholder of ZKID DELAWARE approved the merger by unanimous consent. A single class of common stock was entitled to vote totaling 3,000 shares all of which voted for the merger. This consent was sufficient for approval of the plan of merger. No ZKID NEVADA shareholder vote was required.

                                   ARTICLE III

         The surviving corporation will be ZKID NETWORK COMPANY, a Nevada corporation. The disappearing corporation will be Z.KIDNETWORK.COM, INC., a Delaware corporation. The surviving corporation appoints the Delaware Secretary of State for the acceptance of process on behalf of the ZKID Delaware. The service of process should be mailed to ZKID NEVADA at 445 East Erie St., Suite 106, Chicago, IL 60610.

         DATED this 18th day of July, 2001.

ZKID NETWORK COMPANY


By:     /s/ Donald Weisberg                    By:     /s/ Paul Gulli
   ------------------------------                 ------------------------------
Name: Donald Weisberg                          Name: Paul Gulli
Title: President                               Title: Secretary



Z.KIDNETWORK.COM, INC.



By:     /s/ Jon A. Darmstadter
   ------------------------------
Name: Jon A. Darmstadter
Title: President/Secretary